Exhibit 10.14.3

AGREEMENT REGARDING SECOND FUNDING, Permitted Releases, Substitutions and Transfers

THIS AGREEMENT REGARDING SECOND FUNDING, PERMITTED RELEASES, SUBSTITUTIONS AND TRANSFERS (“Agreement”) is made and executed as of the 15th day of August, 2024, by and among EQRT 110 SOUTHEAST INNER LOOP, L.P., a Delaware limited partnership, and EQRT 1500 SHOALS, L.P., a Delaware limited partnership, (jointly and severally, “Borrower”), whose mailing address is c/o EQT Exeter, Five Radnor Corporate Center, 100 Matsonford Road, Suite 250, Radnor, Pennsylvania 19087, Attention: Brian L. Ford, and STATE FARM LIFE INSURANCE COMPANY, an Illinois insurance company, whose mailing address is One State Farm Plaza, Bloomington, Illinois 61710, its successors or assigns (the “Lender”).

RECITALS:

A.            Pursuant to a Loan Application submitted by Borrower on July 29, 2024 and all amendments thereto, if any (the “Application”), and in reliance upon other documents and materials submitted by the Borrower to Lender, Lender agreed to make a loan to Borrower in the principal amount of up to Sixty-Eight Million Eight Hundred Six Thousand Eight Hundred Eighty and 00/100 Dollars ($68,806,880.00) (together with the possible Second Funding [as herein defined] in a maximum amount of up to Forty Million Seven Hundred Ninety-Three Thousand One Hundred Twenty and 00/100 Dollars [$40,793,120.00], the “Loan”) evidenced by that certain Promissory Note dated of even date herewith (the “Note”).

B.            The Note is secured by, inter alia, various Mortgages (as defined in the Note) delivered by Borrower in favor of Lender.

C.             The Secured Property (as defined in the Mortgages) is comprised in the aggregate of two (2) separate buildings that are described in the chart attached hereto as Exhibit A (each a “Constituent Property” or an “Investment”). The Constituent Property located at 110 Southeast Inner Loop Road, Georgetown, Texas, is referred to as the “TX Investment” and the Constituent Property located at 1500 Shoals Way, Portland, Tennessee, is referred to as the “TN Investment”.

D.            A portion of the Loan in the amount of Sixty-Eight Million Eight Hundred Six Thousand Eight Hundred Eighty and 00/100 Dollars ($68,806,880.00) (the “Initial Funding”) was funded on the date hereof. As set forth herein, Borrower may request a second funding of up to an additional Forty Million Seven Hundred Ninety-Three Thousand One Hundred Twenty and 00/100 Dollars ($40,793,120.00) (the “Second Funding”) contingent upon satisfaction of all of the Second Funding Requirements (as herein defined) on or before September 30, 2024 (the “Outside Date”) in accordance with the terms of this Agreement.

E.             As further set forth in the Application, provided the Initial Funding and the Second Funding have occurred, Borrower shall be entitled to a maximum of one (1) time during the term of the Loan to obtain a release (a “Permitted Release”) of either the TN Investment or the WA Investment (as defined below) during the term of the Loan contingent upon satisfaction of all of the Release Conditions (as herein defined) in accordance with the terms of this Agreement.

F.             As further set forth in the Application, provided the Initial Funding and the Second Funding have occurred and the Loan is secured by the TX Investment, Borrower shall be entitled to a Substitution of Collateral (as herein defined) up to one (1) time during the term of the Loan contingent upon satisfaction of all of the Substitution Conditions (as herein defined) in accordance with the terms of this Agreement.

G.             As further set forth in the Application, Borrower shall be entitled to a one-time transfer in ownership of 100% of the title to all of the Secured Property contingent upon satisfaction of all of the Secured Property Transfer Provisions (as herein defined) in accordance with the terms of this Agreement.

H.            All capitalized terms used herein but not defined shall have the meaning attributed to such terms in the Mortgages.

NOW THEREFORE, in consideration of the premises and mutual promises and agreements herein contained, the parties hereto covenant and agree as follows

1.             Second Funding Requirements. Provided that the One Time Transfer (as herein defined) has not occurred, Borrower may request the Second Funding by providing written notice to Lender at least five (5) business days prior to the desired closing date of the proposed Second Funding (the “Second Funding Date”), which notice shall include the requested amount of the Second Funding. Lender’s approval of the proposed Second Funding is subject to the following terms and conditions (the “Second Funding Requirements”):

(a)	Borrower shall confirm in writing that Borrower desires to add 2871 S 102nd St, Tukwila, WA (the “WA Investment”) (owned in fee by an affiliate of Borrower), which WA Investment shall be deemed part of the Secured Property from and after the closing date of the Second Funding; and

(b)	In addition to the other requirements set forth herein, Lender’s consideration of Borrower’s request for Second Funding is subject to Borrower’s fulfillment of at least the same documentation submission and other requirements set forth in the Application with regard to the WA Investment as were applicable to the TX Investment and the TN Investment as a condition to the Initial Funding. As a result, at least thirty (30) days prior to the proposed Second Funding Date, Borrower shall submit each of the following documents to Lender and its outside counsel, as applicable:

(i)	The Documentation set forth in Sections 2 and 3 of the General Terms and Conditions of the Application, including, without limitation, “as built” plans and specifications for the Improvements in the WA Investment (if available), a current Property Conditions Report of the Improvements certified to Lender in the form of Exhibit E-1 to the Application, a Phase I Environmental Report certified to Lender in the form of Exhibit F to the Application, an M.A.I. Appraisal certified to Lender, photographs of the Improvements, evidence of insurance coverage, a title insurance commitment in the form of Exhibit G to the Application, an ALTA/NSPS land title survey in the form of Exhibit H to the Application, evidence of zoning, building code and parking code compliance in the form of a report from Planning and Zoning Resource Corporation or similar service acceptable to Lender, certificates of occupancy and evidence that the WA Investment is a separate tax parcel. All such Documentation shall be subject to the general requirements set forth in Section 1 of the General Terms and Conditions of the Application and must be in form and substance acceptable to Lender and its outside counsel;

(ii)	Operating statements for the WA Investment showing all elements of income and expense;

(iii)	Financial statements (consisting of a balance sheet and an income and expense statement) for Borrower (and the entity affiliated with Borrower which owns a leasehold interest in the WA Investment);

(iv)	A current rent roll and complete copies of all leases in the WA Investment;

(v)	Lender’s form of Property Information Questionnaire in the form of Exhibit D to the Application. The responses made by Borrower in such Questionnaire shall be satisfactory to Lender in its sole discretion;

(vi)	Evidence the WA Investment is managed by either: (i) Borrower or an entity affiliated with Borrower and approved by Lender, provided that Borrower or the affiliated entity is managing the Secured Property in a first-class manner; or (ii) a professional property management company approved by Lender. The management of the WA Investment is subject to the terms of Section 13 of the General Terms and Conditions of the Application.

(c)	The requested Second Funding and accompanying Documentation shall be reviewed by Lender and its outside counsel. Lender reserves the right to impose additional requirements to its approval of the Second Funding following the consideration of the Second Funding by Lender’s Investment Review Committee.

(d)	Lender may in its sole discretion reject the WA Investment if in Lender’s determination it is not in compliance with the terms and conditions set forth herein;

(e)	All leases in the WA Investment must have terms and conditions acceptable to Lender in its sole discretion. The tenants occupying the WA Investment must have an identity, composition, financial condition, creditworthiness and business reputation acceptable to Lender in its sole discretion;

(f)	Borrower acknowledges a ground lease (the "Ground Lease") exists on the WA Investment. With respect to the Ground Lease, Lender has approved the terms of the Ground Lease and all amendments delivered to Lender provided that at the closing of the Second Funding, Borrower has caused to be delivered to Lender a Ground Lease Estoppel and Recognition Agreement (the "Recognition Agreement") in the form of the Recognition Agreement dated October 19th, 2023 delivered to Fifth Third Bank National Association, which Recognition Agreement shall be fully executed and in recordable form;

(g)	[Reserved];

(h)	[Reserved];

(i)	No Event of Default shall be in existence under the Note, the Mortgages or any of the other Loan Documents on the date of such proposed Second Funding;

(j)	Lender’s mortgage loan analyst shall have the right to personally inspect the WA Investment. Lender reserves the right to impose additional conditions to the Second Funding on account of anything discovered during such inspection;

(k)	Borrower and such other persons identified by Lender or its outside counsel shall execute any and all amendments to the existing Loan Documents or any other documents deemed necessary or desirable to effectuate the Second Funding. All documents relating to the Second Funding shall be in form and substance satisfactory to Lender in its sole discretion;

(l)	[Reserved]

(m)	The maximum amount of the Second Funding shall be to equal the least of (i) $40,793,120.00, (ii) fifty-five percent (55%) of the stabilized appraised value of the WA Investment as determined by the M.A.I. Appraisal required by Section 2(e) of the General Terms and Conditions of the Application, and (iii) fifty percent (50%) of the acquisition costs of the WA Investment;

(n)	All costs associated with the Second Funding (whether or not such Additional Funding Amount is advanced), including, but not limited to, recording fees, document taxes, recording costs, escrow fees, and reasonable attorneys’ fees and out-of-pocket expenses of Lender’s outside counsel shall be paid by Borrower; and

(o)	[Reserved].

If the Borrower fails to satisfy the Second Funding Requirements on or before the Outside Date, Lender shall have no further obligation to fund the Second Funding and the funds attributable to the Second Funding shall be cancelled without payment or assessment of any fee or penalty to the Borrower.

2.             Permitted Releases. Provided that the Initial Funding and Second Funding have occurred and the Loan is secured by the TX Investment, Borrower shall be entitled to a maximum of one (1) time during the term of the Loan to obtain a Permitted Release of either TN Investment or the WA Investment during the term of the Loan. Such Permitted Release must be made in accordance with, and subject to, the following terms, conditions and requirements (the “Release Conditions”):

(a)	Borrower shall furnish at least thirty (30) days prior written notice (the “Release Notice”) to Lender of Borrower’s desire to obtain a Permitted Release, which Release Notice shall (i) identify the Investment to be released; (ii) to the extent applicable, contain a copy of the purchase and sale agreement for the applicable Investment (or a summary of the redevelopment contemplated in a Permitted Release redevelopment); and (iii) be accompanied by a non-refundable fee (“Administrative Processing Fee”) in the amount of Ten Thousand Dollars ($10,000.00);

(b)	Following Lender’s receipt of a Release Notice, Lender shall calculate a release amount applicable to the Investment to be released, which amount shall be equal to 110% of the dollar amount of the Loan allocated by Lender at the initial funding date to such Investment as set forth in the schedule (the “Allocated Loan Amount”) attached hereto as Exhibit A. Borrower shall pay the Release Amount to Lender on or before the date of the release of the Investment (the “Release Amount”). The payment of the Release Amount shall constitute a paydown of the principal amount of the Loan, and Borrower shall in addition be required to pay a Prepayment Fee (as defined in the Note) if prior to the Open Date (as defined in the Note), with respect to the Allocated Loan Amount calculated in accordance with the terms of the Note.

(c)	As a condition precedent to Lender’s partial release of the lien of the Mortgage for each Investment, Borrower shall (i) pay to Lender the Release Amount applicable to such Investment, the Prepayment Fee associated with the Allocated Loan Amount any interest on the Loan that is accrued but unpaid, and any other sums, such as reimbursements, that are then due and payable under the Loan Documents; and (ii) pay any reasonable third party costs and expenses of Lender associated with the release including, without limitation, the reasonable attorneys’ fees and costs of Lender’s outside counsel and all title insurance costs (including, if any of the Investment to be released are insured under the same policy as any portion of the remaining Secured Property and to the extent available in the applicable state, the cost of a title endorsement that will be provided to Lender to insure that, following the Permitted Release, the lien of the Mortgage remains as a first and prior lien against the remaining Secured Property encumbered by the Mortgage, subject to no exceptions other than the permitted exceptions defined in the Mortgage or otherwise acceptable to Lender in its sole discretion);

(d)	In connection with any request by Borrower for a Permitted Release, Borrower shall deliver to Lender such documentation as Lender may reasonably request to evidence that the conditions precedent to such Permitted Release have been met;

(e)	As of the date of Lender’s receipt of the Request Notice and as of the date of the closing of the sale or release of the applicable Investment, there shall not be an Event of Default under any of the Loan Documents for the Loan then in existence after taking into consideration such proposed Permitted Release;

(f)	After the Permitted Release of an Investment, were co-located with the Investment to be released, the remaining Secured Property (i.e. all remaining Investments not released) must be separate, legal and taxable parcel or parcels and in compliance in all material respects with all subdivision, zoning, parking, building code and other applicable governmental and private restrictive covenant regulations and all requirements in tenant leases; and the Permitted Release must not cause or permit any tenant in the remaining Secured Property to terminate its lease, offset against rent, abate rent or declare the landlord in default;

(g)	The Secured Property shall not be in any manner dependent on the Investment to be released for access, parking, utility line connections, drainage or other related purposes, and if any such dependency exists, the Investment to be released shall not be released until all necessary easement agreements shall have been approved by Lender, executed and recorded;

(h)	As of the date of the Permitted Release of an Investment and at any time thereafter during the term of the Loan, the Borrower shall be prohibited from granting any parking or other easements which benefit such Investment and burden the remainder of the Secured Property;

(i)	After the application of the Release Amount applicable to an Investment to the outstanding principal balance of the Loan, the monthly interest payments under the Note shall be recalculated to reflect such prepayment of Principal. Additionally Borrower shall execute and deliver to Lender any amendments to the Loan Documents that may be necessary to reflect any Permitted Release, including UCC-1 releases;

(j)	After giving effect to the proposed Permitted Release, the Borrower’s Debt Service Coverage Ratio must be at least 1.5 to 1.0 (with Borrower having the right to pay down the Loan to satisfy this requirement);

(k)	Borrower has satisfied all of its obligations under that certain Post Closing Obligations Letter dated the date of this Agreement delivered by Borrower in favor of Lender; and

(l)	After giving effect to the Permitted Release, the remaining portfolio must contain a minimum of two (2) Investments.

3.             Substitution of Collateral. Provided that the Initial Funding and Second Funding have occurred and the Loan is secured by the TX Investment, Borrower may, up to one (1) time during the term of the Loan, subject to the conditions set forth herein, request that Lender release either the TN Investment or the WA Investment from the balance of the Secured Property (the “Released Secured Property”) from the lien of Lender’s Mortgage and substitute another property or properties owned in fee simple by Borrower (collectively, the “Substitute Secured Property”) in its place (hereinafter a “Substitution”). Borrower shall provide written notice to Lender at least forty-five (45) days prior to the desired closing date of the proposed Substitution (the “Substitution Date”). Lender’s approval of the proposed Substitution is subject to the following terms and conditions (the “Substitution Conditions”):

(a)	In addition to the other requirements set forth herein, Lender’s consideration of Borrower’s request for a Substitution is subject to Borrower’s fulfillment of at least the same documentation submission and other requirements set forth in the Application as were applicable to the Released Secured Property as a condition to the initial funding of the Loan. As a result, at least thirty (30) days prior to the Substitution Date, Borrower shall submit each of the following documents to State Lender and its outside counsel, as applicable:

(i)	The Documentation set forth in Sections 2 and 3 of the General Terms and Conditions of the Application, including, without limitation, “as built” plans and specifications for the Improvements in the Substitute Secured Property (if available), a current Property Conditions Report of the Improvements certified to Lender in the form of Exhibit E-1 to the Application, a Phase I Environmental Report certified to Lender in the form of Exhibit F to the Application, an M.A.I. Appraisal certified to Lender, photographs of the Improvements, evidence of insurance coverage, a title insurance commitment in the form of Exhibit G, an ALTA/NSPS land title survey in the form of Exhibit H to the Application, evidence of zoning, building code and parking code compliance in the form of a report from Planning and Zoning Resource Corporation or similar service acceptable to Lender, certificates of occupancy and evidence that the Substitute Secured Property is a separate tax parcel or tax parcels. All such Documentation shall be subject to the general requirements set forth in Section 1 of the General Terms and Conditions of the Application and must be in form and substance acceptable to Lender and its outside counsel;

(ii)	Operating statements for the Substitute Secured Property showing all elements of income and expense;

(iii)	Financial statements (consisting of a balance sheet and an income and expense statement) for Borrower (and the entity affiliated with Borrower which owns a leasehold interest in the WA Investment);

(iv)	A current rent roll and complete copies of all leases in the Substitute Secured Property;

(v)	Lender’s form of Property Information Questionnaire in the form of Exhibit D to the Application. The responses made by Borrower in such Questionnaire shall be satisfactory to Lender in its sole discretion;

(vi)	Evidence that the Substitute Secured Property is managed by either: (i) Borrower or an entity affiliated with Borrower and approved by Lender, provided that Borrower or the affiliated entity is managing the Secured Property in a first-class manner; or (ii) a professional property management company approved by Lender. The management of the Substitute Secured Property is subject to the terms of Section 12 of the General Terms and Conditions of the Application.

The requested Substitution and accompanying Documentation shall be reviewed by Lender and its outside counsel. Lender reserves the right to impose additional requirements to its approval of the Substitution following the consideration of the Substitution by Lender’s Investment Review Committee.

(b)	The Substitute Secured Property must (i) be of similar type, quality and size to the Released Secured Property and must be located in a top 50 Metropolitan Statistical Area; and (ii) not be located in the State of New York;

(c)	Lender may in its sole discretion reject any Substitution that in Lender’s determination is not in compliance with the terms and conditions set forth herein;

(d)	All leases in the Substitute Secured Property must have terms and conditions acceptable to Lender in its sole discretion. The tenants occupying the Substitute Secured Property must have an identity, composition, financial condition, creditworthiness and business reputation acceptable to Lender in its sole discretion;

(e)	After giving effect to the proposed Substitution, Borrower’s Debt Service Coverage Ratio must be at least 1.5 to 1.0 (with Borrower having the right to pay down the Loan to satisfy this requirement);

(f)	After the proposed Substitution, (i) the Loan to Value Ratio for the Substitute Secured Property must be not more than 0.55 to 1.0, as determined by Lender based on the M.A.I. appraisal submitted by Borrower to Lender in connection with the Substitution, provided, that if the applicable Substitute Secured Property is being acquired by Borrower, then such ratio shall be calculated based upon the portion of the Loan allocated to such Substitute Secured Property divided by the purchase price for such Substitute Secured Property as shown on the closing statement executed by Borrower in connection with the acquisition thereof, and (ii) the Loan to acquisition cost with respect to such Substitute Secured Property shall not exceed 55% (Borrower shall have the right to pay down the Loan to satisfy this requirement);

(g)	For each Substitution, Borrower shall pay an administrative processing fee to Lender equal to $20,000.00 for each Independent Parcel (defined below) comprising or contained within the Substitute Secured Property, which fee shall be paid together with and in addition to all of Lender’s expenses in connection with the review and/or preparation of any Documentation related to the Substitution, including, but not limited to, the fees and expenses of Lender’s outside counsel regardless of whether the Substitution is approved by Lender or is ultimately completed (for purposes hereof, the phrase “Independent Parcel” shall mean any parcel or group of parcels of improved real property that are (X) contiguous or adjacent parcels (Y) existing within a common development or project and (Z) located within the same jurisdiction);

(h)	No Event of Default shall be in existence under the Note, the Mortgages or any of the other Loan Documents on the date of such proposed Substitution, after taking into consideration such proposed Substitution;

(i)	The Substitute Secured Property shall be personally inspected by Lender’s mortgage loan analyst. Lender reserves the right to impose additional conditions to the Substitution on account of anything discovered during such inspection;

(j)	Borrower and such other persons identified by Lender or its selected counsel shall execute any and all amendments to the existing Loan Documents or any other documents deemed necessary or desirable to effectuate the Substitution. All documents relating to the Substitution shall be in form and substance satisfactory to Lender in its sole discretion;

(k)	[Reserved]; and

(l)	Notwithstanding anything to the contrary, if Borrower has not identified the Substitute Secured Property, Borrower shall have the option to deliver a letter of credit satisfactory to Lender in all respects in an amount equal to the sum of (i) 110% of the Loan allocated to the Released Secured Property as determined by Lender in its sole discretion, plus (ii) the Prepayment Fee applicable to such amount of the Loan, so long as (A) the applicable letter of credit has an expiry date of not less than 180 days after the date of the Substitution, (B) the applicable letter of credit otherwise meets Lender's letter of credit requirements set forth in Exhibit I to the Application, and (C) if the Substitution has not been effected no less than ten (10) business days prior to the expiration of the letter of credit, (1) Lender shall have the option to fully draw the letter of credit and apply the applicable proceeds to the Loan and the Prepayment Fee due in connection therewith, and (2) Borrower shall have no further right to substitute any portion of the Secured Property in connection with such Substitution.

4.             Transfer of Interest in Secured Property. Lender will permit a one-time transfer in ownership of 100% of the title to all of the Secured Property (which shall be deemed a “One-Time Transfer”; for avoidance of doubt, Transfers in Borrower permitted pursuant to Section 3.11(d) of the Mortgages shall not be considered a One-Time Transfer), without modification of the terms of the Loan, which benefit shall be personal to Borrower and shall not apply to any successor, assignee or transferee of Borrower, provided that all of the following terms and conditions (the “Secured Property Transfer Provisions”) have been fully satisfied:

(a)	At least 30 days prior to such transfer, Borrower shall have provided Lender with written notice of the proposed transfer along with the name(s), address(es) and organizational documents of the proposed transferee. Additionally, Borrower shall furnish to Lender along with such notice the following: (1) reasonably detailed and complete financial statements of the QREI (as herein defined) and, if the proposed transferee is not a newly formed entity, the proposed transferee, (2) information with respect to the business and business experience and their experience in the ownership and operation of other commercial real estate, of the QREI and, if the proposed transferee is not a newly formed entity, the proposed transferee, and (3) evidence that the Secured Property, as of the proposed date of transfer of title and thereafter, will be managed by a management company and under a management agreement reasonably satisfactory to Lender, (4) the terms and conditions of the proposed sale and a copy of the executed purchase and sale agreement, (5) a description, including a chart, if appropriate, of the ownership structure of the proposed transferee and its principals, affiliates and parent or other majority owners, as applicable, (6) the management plan for the Secured Property, (7) with respect to any person or entity required hereunder to be a Qualified Real Estate Investor (defined below), evidence that such person or entity is a Qualified Real Estate Investor, and (8) such other information as Lender may reasonably request to permit Lender to determine the creditworthiness and management requirements set forth for the proposed QREI as described below, and, if the proposed transferee is not a newly formed entity, such other information as Lender may reasonably request in order to confirm such creditworthiness and management requirements described above.

(b)	No Event of Default exists under the Loan Documents, either as of the date the notice is given to Lender under subparagraph (a) above, or thereafter through the date of transfer of title to the Secured Property, nor may any event have occurred which, after notice or passage of time or both, would constitute an Event of Default under the Loan Documents.

(c)	The proposed transferee, or a party that directly or indirectly owns at least 51% of all legal and beneficial ownership interests in the proposed transferee and Controls (defined below) the proposed transferee, must be a Qualified Real Estate Investor.

(d)	The Secured Property must continue to be managed by a management company approved by Lender under a written management agreement reasonably satisfactory to Lender. Lender acknowledges that Exeter Property Group Advisors, LLC is an approved management company. The terms and provisions of any management agreement affecting the Secured Property, including without limitation the right to receive any fees and payments there under, shall be expressly and unconditionally subordinate and inferior to the lien and the terms and provisions of the Loan Documents.

(e)	The proposed transferee shall expressly assume Borrower's obligations under the Loan and the Loan Documents from and after the date of the One-Time Transfer in a writing which is reasonably satisfactory to Lender, subject to the nonrecourse provisions of the Loan Documents existing as of the date of the closing of the sale of the Secured Property. Borrower and any other Liable Party (as defined in the Note) shall be released from any and all liability arising from and after the date of the One-Time Transfer under the Loan Documents, including, without limitation, any liability under the exceptions to non-recourse under the Loan Documents arising from and after the date of the One-Time Transfer. Additionally, at the time of the assumption of the Loan, the proposed transferee shall furnish to Lender an Environmental Indemnification Agreement reasonably satisfactory to Lender. Borrower and the proposed transferee (and the Qualified Real Estate Investor, if applicable) shall deliver and if applicable execute (1) evidence of authority and entity existence, (2) Uniform Commercial Code searches, (3) Uniform Commercial Code financing statements, (4) an endorsement to Lender's Title Policy updating the effective date to the date of the transfer, showing the transferee as the owner of the Secured Property, showing no additional title exceptions, except as shall be approved by Lender and otherwise acceptable to Lender, (5) opinions of counsel reasonably acceptable to Lender on such matters as Lender shall reasonably require, (6) evidence of such insurance as shall be required by the Loan Documents, and (7) such other documents, consistent with the current Loan Documents, as Lender shall reasonably require in order to effectuate the transaction as contemplated by this Paragraph.

(f)	At the closing of any approved transfer pursuant to this section, Borrower or the proposed transferee (as agreed between the parties at the time of such One-Time Transfer) shall pay to Lender a fee in the amount of one percent (1.0%) of the then outstanding principal balance of the Loan (the "Transfer Fee"). The Transfer Fee is being paid in order to induce Lender to allow the proposed transferee and substitute guarantor to assume the obligations of the Borrower under the Loan Documents and to release Borrower and any guarantors affiliated with Borrower from liability thereunder for Borrowers' and guarantors' obligations, acts and omissions from and after the date of transfer in accordance with these provisions, provided that, in no event shall Borrower or any guarantors be released from any liability for acts or omissions occurring prior to the date of transfer, including, without limitation, acts or omissions leading to environmental contamination, whether known or unknown.

(g)	The proposed transfer shall not cause a violation of any federal, state or local law, statute, rule, regulation or order governing the Secured Property, Borrower or the proposed transferee or any of its or their principals, parent, or other owners.

(h)	Borrower shall pay all of Lender's reasonable costs and expenses incurred in connection with the proposed transfer of the Secured Property whether or not the transfer actually occurs including, without limitation, attorneys' fees, recording and filing charges, title company charges and the cost of the endorsement to Lender's title policy.

(i)	At the date of the proposed transfer, the Debt Service Coverage Ratio must be at least 1.5 to 1.0 on an interest only basis using actual Net Operating Income as reasonably calculated by Lender (Borrower will have the right to pay down the Loan to satisfy this requirement).

(j)	At the date of the proposed transfer, the Secured Property must demonstrate no more than 55% Loan to Value as determined by Lender in its reasonable discretion (Borrower will have the right to pay down the Loan to satisfy this requirement).

"QREI" or "Qualified Real Estate Investor" means a qualified real estate investor that is a reputable entity which is domiciled in the United States of America and which is determined by Lender, in its sole discretion, to have satisfied all of the following conditions: (1) the proposed transferee has commercially reasonable qualifications, experience and creditworthiness; (2) the proposed transferee together with any affiliated guarantors, (a) have real estate assets with a current market value of at least $150,000,000, (b) a net worth of at least $100 million and (c) liquid assets (cash and cash equivalents) of at least $5 million; and (3) neither the proposed transferee nor any parent or other majority owner of the proposed transferee (or any entity controlled by or under common control with any such parent or majority owner), as of the date for the closing of the transfer of the Secured Property or at any time prior thereto is or has been in the last five (5) years (i) in default beyond any applicable notice and cure period on any indebtedness or loan from Lender or any affiliate of Lender, (ii) the subject of any criminal charges or proceedings which Lender deems material, (iii) involved as a debtor or as a principal of a debtor in any bankruptcy, reorganization or insolvency proceeding, (iv) involved in litigation which is reasonably deemed significant by Lender, or (v) appears on any OFAC Lists or otherwise not comply with the OFAC.

"Control" or "Controls" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

"Debt Service Coverage Ratio" means the ratio of (a) the Net Operating Income of the Secured Property, to (b) the Total Debt Service, all as reasonably determined by Lender.

"Net Operating Income" means: (a) Gross Operating Income; less (b) Expenses. Documentation of Net Operating Income shall be certified by the Chairman, President, Vice President or Chief Financial Officer (or equivalent in a non-corporate entity) with detail satisfactory to Lender and shall be subject to the approval of Lender.

"Gross Operating Income" means actual in place gross operating income from Approved Leases of the Secured Property for the relevant period, but only to the extent Lender reasonably projects that such income will continue for the longer of (i) the immediately succeeding twelve (12) month period, or (ii) the remaining term of the Lease in question.

However, Lender will exclude from Gross Operating Income: (a) prepaid items; (b) income other than base rent; and (c) reimbursements to landlord for utilities and other expenses (however, to the extent that reimbursements to landlord for utilities and other expenses are already included in Expenses, then the related reimbursements may be included in Gross Operating Income). If a Lease contains a concession such as free or reduced rent that was granted in months other than the month being measured, Lender will reduce the monthly gross operating income in the month being measured by spreading the concessions over the Lease term.

"Expenses" means all actual stabilized operating expenses of the Secured Property for the relevant period that are not reimbursed by tenants (however, Expenses reimbursed by tenants may be included if the related reimbursements are included in Gross Operating Income).

Expenses will include but not be limited to utilities, insurance, cleaning, landscaping, security, repairs, maintenance, monthly management fees, administrative expenses (excluding items chargeable to the management company per the management contract), reserves for replacements equal to $0.05 per net rentable square foot), real estate and property taxes and assessments (calculated at full assessment even if currently charged less, and excluding federal, state and other income taxes), and any unlisted expenses reasonably projected to recur annually.

Expenses shall not include: (a) listed expenses not expected to recur annually; (b) actual expenditures for capital improvements and replacements; (c) actual expenditures or reserves for tenant improvements and leasing commissions; (d) debt service; or (e) depreciation, amortization or similar non-cash items.

"Total Debt Service" means the sum of:

(a)            the aggregate of the monthly payments due (or to become due) pursuant to the Note for the relevant period on the stated maximum principal amount of the Loan; and

(b)            the aggregate debt service payments (including principal and interest) on all other indebtedness secured by a lien on all or part of the Secured Property for the applicable period of time (this Subsection shall not authorize the Borrower to incur any other indebtedness secured by a lien upon the Secured Property).

"Approved Leases" means the Major Leases and other executed Leases approved in writing by Lender to the extent such approval is required under the terms of the Loan Documents, with tenants that have accepted their premises, received tenant certificates of occupancy (if applicable), commenced the lease term, commenced payment of rent or are in a free rent period, and taken physical occupancy.

"Loan To Value" the ratio of (a) the actual outstanding Loan balance (including accrued but unpaid interest, charges and advances) plus the amount of any other indebtedness secured by the Secured Property, to (b) the final market value estimate as set forth in the MAI appraisal of the Secured Property ordered by Lender at Borrower's expense, reasonably acceptable to Lender.

5.            This Agreement may not be changed or terminated except by an agreement in writing signed by Borrower and Lender.

6.            This Agreement may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument.

7.            This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

8.            If there is a conflict between the terms of this Agreement and the terms of the Loan Documents, the terms of this Agreement shall control.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first above written.

BORROWER (jointly and severally):

EQRT 110 SOUTHEAST INNER LOOP, L.P., a

Delaware limited partnership

By:	EQRT 110 Southeast Inner Loop GP, LLC, a
Delaware limited liability company, its sole general
partner

By:	EQT Exeter REIT Operating Partnership LP, a
Delaware limited partnership, its sole member

By	EQT Exeter Real Estate Income Trust, Inc., a
Maryland corporation, its sole general partner

	By:	/s/ J. Peter Lloyd

	Name:	J. Peter Lloyd,
	Title:	Chief Financial Officer

EQRT 1500 SHOALS, L.P., a Delaware limited partnership

By:	EQRT 1500 Shoals GP, LLC, a Delaware limited liability
company, its sole general partner

By:	EQT Exeter REIT Operating Partnership LP, a
Delaware limited partnership, its sole member

By	EQT Exeter Real Estate Income Trust, Inc., a
Maryland corporation, its sole general partner

	By:	/s/ J. Peter Lloyd
	Name:	J. Peter Lloyd,
	Title:	Chief Financial Officer

SIGNATURE PAGE
AGREEMENT REGARDING SECOND FUNDING, PERMITTED RELEASES,
SUBSTITUTIONS AND TRANSFERS

COMMONWEALTH OF PENNSYLVANIA	)
)ss.:
COUNTY OF DELAWARE	)

On this the 12 day of August, 2024, before me, the undersigned officer, personally appeared J. Peter Lloyd, Chief Financial Officer of EQT Exeter Real Estate Income Trust, Inc., a Maryland corporation, which is the sole general partner of EQT Exeter REIT Operating Partnership LP, a Delaware limited partnership, which is the sole member of and EQRT 110 Southeast Inner Loop GP, LLC, a Delaware limited liability company, which is the sole general partner of EQRT 110 SOUTHEAST INNER LOOP, L.P., a Delaware limited partnership, and that he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company by himself as Chief Financial Officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Lisa Bianchini
NOTARY PUBLIC

Print Name:	Lisa Bianchini
My commission expires:

[SEAL]

COMMONWEALTH OF PENNSYLVANIA	)
)ss.:
COUNTY OF DELAWARE	)

On this the 12 day of August, 2024, before me, the undersigned officer, personally appeared J. Peter Lloyd, Chief Financial Officer of EQT Exeter Real Estate Income Trust, Inc., a Maryland corporation, which is the sole general partner of EQT Exeter REIT Operating Partnership LP, a Delaware limited partnership, which is the sole member of and EQRT 1500 Shoals GP, LLC, a Delaware limited liability company, which is the sole general partner of EQRT 1500 SHOALS, L.P., a Delaware limited partnership, and that he, as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company by himself as Chief Financial Officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Lisa Bianchini
NOTARY PUBLIC

Print Name:	Lisa Bianchini
My commission expires:

[SEAL]

ACKNOWLEDGMENT PAGE
AGREEMENT REGARDING SECOND FUNDING, PERMITTED RELEASES,
SUBSTITUTIONS AND TRANSFERS

LENDER:

STATE FARM LIFE INSURANCE COMPANY,

an Illinois insurance company

By	/s/ Matthew D. Melick
Name:	Matthew D. Melick
Title:	Assistant Secretary

By	/s/ Yarissa Molina Olivera
Name:	Yarissa Molina Olivera
Title:	Authorized Signer

ACKNOWLEDGMENT FOR LENDER:

STATE OF ILLINOIS	)
)SS.
COUNTY OF McLEAN	)

I, Suzanne M. Giacometti, do hereby certify that on the 13th day of August, 2024, Matthew M. Melick and Yarissa Molina Olivera as Assistant Secretary and Authorized Signer, respectively of State Farm Life Insurance Company, an Illinois insurance company, personally appeared before me and being first duly sworn by me severally acknowledged that they signed the foregoing document in the respective capacities therein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.

/s/ Suzanne M. Giacometti
NOTARY PUBLIC
My Commission Expires:	07/15/2025